SUB-ITEM 77K

CHANGE IN REGISTRANT S CERTIFYING ACCOUNTANT

The Audit Committee of the Board of Directors of the Corporation approved the replacement of PricewaterhouseCoopers LLP ( PwC ), as the independent registered public accounting firm of Heartland Group, Inc. (the Funds ) and appointed Cohen Fund Audit Services, Ltd. ( Cohen ) effective February 24, 2016, subject to the completion of Cohen s client acceptance procedures and independence review.

PwC s report on the Funds financial statements as of and for the two fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal periods, and during the period from the end of the most recently completed fiscal year through February 24, 2016, there were no: (1) disagreements between the Funds and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PwC s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years, or (2) reportable events of the kind described in Item 304(a)(1)(v) of Regulation S -K under the Securities Exchange Act of 1934.

The Funds have provided PwC with a copy of this disclosure and has requested PwC to furnish the Funds with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Funds herein, and, if not, detailing the particular statements with which is does agree. A copy of such letter, dated August 18, 2016, is filed as an exhibit to this Form N-SAR.